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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                   FORM 11-K/A

                                 Amendment No. 1


(Mark One)

   X ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002

                                       OR


                  TRANSITION REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from          to

Commission file number: 1-8864

A. Full title of plan and the address of the plan, if different from that of the issuer named below:

                  USG CORPORATION INVESTMENT PLAN

B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                  USG Corporation
                  125 South Franklin Street
                  Chicago, IL  60606-4678


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                                TABLE OF CONTENTS

Explanatory Note
Signatures
Exhibit Index
Exhibit 23
Exhibit 99.1


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EXPLANATORY NOTE

This Form 11-K/A amends the Form 11-K of the USG Corporation Investment Plan (formerly the USG Corporation Investment Plan for Salaried Employees) filed on March 28, 2003, for the purposes of including the Consent of the Independent Public Accountants attached hereto as Exhibit 23 and the Certification Pursuant to 18 U.S.C. Section 1350 attached hereto as Exhibit 99.1.


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                                    SIGNATURE


The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the USG Corporation Pension and Investment Committee has duly caused this amendment to its annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    USG CORPORATION INVESTMENT PLAN


                                    By:  /s/ Peter K. Maitland
                                         ------------------------------
                                         Peter K. Maitland,
                                         Plan Administrator




Date:  June 30, 2003



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                                  EXHIBIT INDEX

Exhibit No.             Description

Exhibit 23              Consent of Independent Accountants.

Exhibit 99.1 Certification of Richard H. Fleming, Chairman of the USG Corporation Pension and Investment Committee and Peter
                        K. Maitland, Plan Administrator.